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                                                                   Exhibit 13(I)


                             THE CHAPMAN FUNDS, INC.
                   DEM MULTI-MANAGER BOND FUND INVESTOR CLASS
                   STOCKHOLDER SERVICING AND DISTRIBUTION PLAN

                  This Stockholder Servicing and Distribution Plan ("Plan") is adopted by The Chapman Funds, Inc., a corporation organized under the laws of State of Maryland (the "Fund"), with respect to the DEM Multi-Manager Bond Fund Investor Class Common Stock, par value $.001 per share, of the Fund (the "Shares") pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), subject to the following terms and conditions:

                  SECTION 1.        SERVICES PAYABLE UNDER THE PLAN.

                  (a) The Chapman Co. will be paid fees under the Plan to compensate The Chapman Co. or enable The Chapman Co. to compensate other persons, ("Service Providers"), including any other distributor of the Shares, for providing: (i) services primarily intended to result in the sale of the Shares ("Selling Services") and (ii) stockholder servicing, administrative and accounting services ("Administrative Services" and collectively with Selling Services, "Services"). Selling Services may include, but are not limited to: the printing and distribution to prospective investors in the Shares of prospectuses and statements of additional information describing the Fund; the preparation, including printing, and distribution of sales literature, reports and media advertisements relating to the Shares; providing telephone services relating to the Fund; distributing the Shares; costs relating to the formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising, and related travel and entertainment expenses; and costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Fund may, from time to time, deem advisable. In providing compensation for Selling Services in accordance with the Plan, The Chapman Co. is expressly authorized (i) to make, or cause to be made, payments reflecting an allocation of overhead and other office expenses related to providing Services; (ii) to make, or cause to be made, payments, or to provide for the reimbursement of expenses of, persons who provide support services in connection with the distribution of the Shares including, but not limited to, office space and equipment, telephone facilities, answering routine inquiries regarding the Fund, and providing any other Service; and (iii) to make, or cause to be made, payments to compensate selected dealers or other authorized persons for providing any Services. Administrative Services may include, but are not limited to, (i) responding to inquiries of prospective investors regarding the Fund; (ii) services to stockholders not otherwise required to be provided by the Fund's custodian or any co-administrator; (iii) establishing and maintaining accounts and records on behalf of Fund stockholders; (iv) processing purchase, redemption and exchange transactions in Shares; and (v) other similar services not otherwise required to be provided by the Fund's transfer agent or any co-administrator. Payments under the Plan are not tied exclusively to the selling and administrative expenses actually incurred by The Chapman Co. or any Service Provider, and the payments may exceed expenses actually incurred by The Chapman Co. and/or a Service Provider. Furthermore, any portion of any fee paid to The Chapman Co. or to any of its affiliates by the Fund or any of their past profits or other revenue



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may be used in their sole discretion to provide services to stockholders of the
Fund or to foster distribution of the Shares.

                  SECTION 2.        AMOUNT OF PAYMENTS.

                  The Fund will pay The Chapman Co. on the first business day of each quarter a fee for the previous quarter calculated at an annual rate of up to .75% of the average daily net assets of the Shares consisting of up to .50% as compensation for Selling Services and .25% as compensation for Administrative Services provided by The Chapman Co. or any Service Providers to the Shares pursuant to this Agreement.

                  SECTION 3.        APPROVAL OF PLAN.

                  Neither this Plan nor any related agreements will take effect until approved by a majority of (a) the full Board of Directors of the Fund and
(b) those Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to it (the "Independent Directors"), cast in person at a meeting called for the purpose of voting on this Plan and the related agreements.

                  SECTION 4.        CONTINUANCE OF PLAN.

                  This Plan will continue in effect with respect to the Shares from year to year so long as its continuance is specifically approved annually by vote of the Fund's Board of Directors in the manner described in Section 3(a) and 3(b) above. The Fund's Board of Directors will evaluate the appropriateness of this Plan and its payment terms on a continuing basis and in doing so will consider all relevant factors, including the types and extent of Selling Services and Administrative Services provided by The Chapman Co. and/or Service Providers and amounts The Chapman Co. and/or Service Providers receive under this Plan.

                  SECTION 5.        TERMINATION.

                  This Plan may be terminated at any time with respect to the Shares by vote of a majority of the Independent Directors or by a vote of a majority of the outstanding voting Shares.

                  SECTION 6.        AMENDMENTS.

                  This Plan may not be amended to increase materially the amount of the fees described in Section 1 above with respect to the Shares without approval of at least a majority of the outstanding voting Shares. In addition, all material amendments to this Plan must be approved in the manner described in
Section 3(a) and 3(b) above.



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                  SECTION 7.        SELECTION OF CERTAIN DIRECTORS.

                  While this Plan is in effect with respect to the Fund, the selection and nomination of the Fund's Directors who are not interested persons of the Fund will be committed to the discretion of the Directors then in office who are not interested persons of the Fund.

                  SECTION 8.        WRITTEN REPORTS.

                  In each year during which this Plan remains in effect with respect to the Fund, any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any related agreement will prepare and furnish to the Fund's Board of Directors, and the Board will review, at least quarterly, written reports, complying with the requirements of the Rule, which set out the amounts expended under this Plan and the purposes for which those expenditures were made.

                  SECTION 9.        PRESERVATION OF MATERIALS.

                  The Fund will preserve copies of this Plan, any agreement relating to this Plan and any report made pursuant to Section 8 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of this Plan, the agreement or the report.

                  SECTION 10.       MEANING OF CERTAIN TERMS.

                  As used in this Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meanings that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Fund under the 1940 Act by the Securities and Exchange Commission.

                  SECTION 11.       DATE OF EFFECTIVENESS.

                  This Plan will become effective as of the date the Fund first commences its investment operations.

                  IN WITNESS WHEREOF, the Fund has executed this Plan as of the 11th day of February, 1998.

                                                 THE CHAPMAN FUNDS, INC.


                                                 By: /S/ NATHAN A. CHAPMAN, JR.
                                                     ---------------------------
                                                 Name:    Nathan A. Chapman, Jr.
                                                 Title:   President


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